CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 27, 2023, with respect to the financial statements of Allspring VT Discovery All Cap Growth Fund (formerly Allspring VT Omega Growth Fund), Allspring VT Discovery SMID Cap Growth Fund (formerly Allspring VT Discovery Fund), Allspring VT Index Asset Allocation Fund, Allspring VT International Equity Fund, Allspring VT Opportunity Fund, and Allspring VT Small Cap Growth Fund, six of the funds comprising Allspring Variable Trust, as of December 31, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 24, 2023